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                            EMPLOYMENT AGREEMENT

     This Agreement is made by and between Travers H. Wills ("Executive") and United HealthCare Corporation, ("United HealthCare") for the purpose of setting forth certain terms and conditions of Executive's employment by United HealthCare and to protect United HealthCare's knowledge, expertise, customer relationships and the confidential information United HealthCare has developed about its customers, products, operations and services. As of the Effective Date, this Agreement supersedes any prior employment-related agreement or agreements between Executive and United HealthCare or any subsidiary or affiliate of United HealthCare.

1.   EMPLOYMENT AND DUTIES.

     A. EMPLOYMENT. United HealthCare hereby directly or through its subsidiaries employs Executive. Executive accepts such employment on the terms and conditions set forth in this Agreement and, except as specifically superseded by this Agreement, subject to all of United HealthCare's policies and procedures in regard to its employees.

     B. DUTIES. Executive shall serve in a senior management capacity, reporting directly to United HealthCare's Chief Executive Officer and shall have such responsibilities as are appropriate for a company's most senior executive officers and as are established by United HealthCare's Chief Executive Officer. As part of his duties initially, Executive shall serve as the head of the health plans division of United HealthCare and, as such, shall perform such duties as are commonly associated with such position or as are reasonably assigned to Executive by the Chief Executive Officer from time to time. Executive's responsibilities as head of the health plan division shall include oversight of the health plan operations and leadership development. Executive shall also participate in any Senior Executive Management Committee that United HealthCare has from time to time. Executive agrees to devote substantially all of his business time and energy to the performance of his duties in a diligent and proper manner.

     C. RESIDENCE. Notwithstanding Section 1B, United HealthCare acknowledges that Executive has advised United HealthCare that Executive is, and intends to remain, a resident of the State of Florida. As such, Executive will work out of Florida, devoting such time in Minnesota as his position reasonably necessitates. United HealthCare agrees that such residence and arrangement, of itself, is not inconsistent with Executive's performance of his obligations under Section 1B.

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2.   COMPENSATION.

     A. BASE SALARY. Executive shall initially be paid a base annual salary in the amount of $525,000 payable bi-weekly, less all applicable withholdings and deductions. Executive shall receive a periodic performance review from his supervisor and consideration for an increase of such base salary.

     B. BONUS AND STOCK PLANS. Executive shall be eligible to participate in United HealthCare's incentive compensation plans and its stock option and grant plans, in accordance with the terms and conditions of those plans and applicable laws and regulations.

     C. EMPLOYEE BENEFITS. The Executive shall be eligible to participate in United HealthCare's other employee benefit plans, including without limitation, any life, health, dental, short-term and long-term disability insurance coverages and any retirement plans, in accordance with the terms and conditions of those plans and applicable laws and regulations.

     D. VACATION; ILLNESS. Executive shall be entitled to paid vacation and sick leave each year in accordance with United HealthCare's then-current policies.

3.   TERM AND TERMINATION.

     A. TERM. The term of this Agreement shall begin on January 1, 1998 (the "Effective Date") and shall continue until December 31, 1998 unless earlier terminated as set forth in Section 3B. This Agreement shall automatically renew for succeeding one-year periods, unless either Executive or United HealthCare notifies the other of his or its intention not to renew this Agreement at least thirty days prior to December 31, 1998 or any succeeding December 31.

     B.   TERMINATION OF AGREEMENT AND/OR EMPLOYMENT.

          1. This Agreement may be terminated at any time by the mutual written agreement of the parties.

          2. United HealthCare may terminate Executive's employment or terminate this Agreement by giving written notice of termination which is received by Executive at least 30 days before the effective date of termination of employment or of this Agreement, as the case may be.

          3. Executive may terminate his employment by giving written notice of termination of employment which is received by United HealthCare at least 30 days before the effective date of termination of employment.


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          4.   This Agreement shall automatically terminate on the effective date of the termination of Executive's employment or on the date of Executive's death, retirement or permanent and total disability which renders Executive incapable of performing Executive's duties. United HealthCare has the sole discretion to determine whether Executive is permanently or totally disabled with the meaning of this Section 3B4.

     C. SEVERANCE EVENTS AND COMPENSATION. In the event (i) Executive's employment with United HealthCare is terminated by United HealthCare pursuant to Section 3B2 and without Cause, (ii) a Change in Employment occurs which Executive elects to treat as a termination of Executive's employment under Section 3B2, or (iii) this Agreement does not renew (whether by notice from United HealthCare, Executive, or otherwise) ((i), (ii), and (iii) are collectively referred to as the "Severance Events"), then:

          1. For 12 months following the effective date of the termination of Executive's employment ("Severance Period"), Executive shall receive biweekly payments equal to 1/26 of (a) the greater of Executive's annualized base salary at the effective date of termination or Executive's average annualized base salary during the two years preceding the effective date of termination, less all applicable withholdings or deductions required by law or Executive's elections under any employee benefit plans which Executive continues to participate in under Section 3C2, plus (b) one-half of the total of any bonus or incentive compensation (but not including any special or one-time bonus or incentive compensation payments) paid or payable with respect to Executive's performance for 1997 and 1998 or, if this Agreement is renewed beyond December 31, 1998, paid or payable with respect to Executive's performance for the two years most immediately preceding the effective date of the termination ((a) and (b) are collectively referred to as the "Severance Compensation").

          2. Until the later of such time as Executive or Executive's spouse becomes eligible for Medicare, United HealthCare shall make health care coverage available to Executive at United HealthCare's group rates. Executive shall be responsible for the premiums payable with respect to such health care coverage.

          3. Any unvested stock options or grants awarded Executive under any of United HealthCare's stock option or grant plans shall continue to vest for the Severance Period. Such options or grants shall vest (a) for options or grants made before July 1, 1996, at a rate of at least 20% of the total number of shares covered by each such option or grant on the anniversary date of the option or grant and (b) for options or grants made after July 1, 1996, at a rate of at least 25% of the total number of shares covered by each such option or grant on the anniversary date of the option or grant.


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      The payments and benefits to Executive under this Section 3C shall be the sole liability of United HealthCare to Executive in the event of a Severance Event and shall replace and be in lieu of any payments or benefits which otherwise might be owed by United HealthCare under any other severance plan or program and such payments and benefits may be conditioned by United HealthCare upon receipt of a release of claims from Executive. Solely for purposes of stock options and grants, the date of termination of employment shall be the last day of the Severance Period. Executive shall have three years from his last date of employment to exercise then vested options and, in regard to options which vest under Section 3C3, three years to exercise those options after the date they vest.

     D.   DEFINITIONS AND PROCEDURE.

          1. For purposes of this Agreement, "Cause" shall mean the (a) the repeated material failure or refusal of Executive to follow the reasonable directions of United HealthCare's Board of Directors or Executive's supervisor or to perform any duties reasonably required by United HealthCare, (b) a repeated material failure to adequately meet reasonable performance expectations, (c) material violations of United HealthCare's Code of Conduct or (d) the commission of any criminal act or act of fraud or dishonesty by Executive in connection with Executive's employment by United HealthCare. In the event that United HealthCare terminates Executive's employment under subsections (a) or (b) of this Cause definition, United HealthCare shall specify in the notice of termination the basis for Cause. If the Cause described in the notice is cured to United HealthCare's reasonable satisfaction prior to the end of the 30 day notice period, the notice of termination of employment shall be withdrawn.

          2. For purposes of this Agreement a "Change in Employment" shall be deemed to have occurred (a) if (i) Executive's duties are materially adversely changed without Executive's prior consent or
          (ii) Executive's salary or benefits are reduced other than as a general reduction of salaries and benefits by United HealthCare or
          (iii) the location of performance of most of Executive's duties is moved from the general geographic location in which Executive performed such duties prior to the move; (iv) Executive's reporting relationship is changed to other than United HealthCare's Chief Executive Officer or (v) without terminating Executive's employment this Agreement is terminated by United HealthCare pursuant to
          Section 3B2, and (b) if in each case under subsections (a) (i),
          (ii), (iii), (iv) and (v) in the period beginning 60 days before the time the Change in Employment occurs, Cause does not exist or if Cause does exist United HealthCare has not given Executive written notice that Cause exists. Executive may elect to treat a Change in Employment as a termination of employment by United HealthCare. To do so Executive shall send written notice of such election
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          to United HealthCare within 60 days after the date Executive receives notice from United HealthCare or otherwise is definitively informed of the events constituting the Change in Employment. No Change in Employment shall be deemed to have occurred if Executive fails to send the notice of election within the 60 day period. Executive's failure to treat a particular Change in Employment as a termination of employment shall not preclude Executive from treating a subsequent Change in Employment as a termination of employment. The effective date of a Change in Employment termination shall be the date 30 days after United HealthCare receives the written notice of election.


4.   PROPERTY RIGHTS, CONFIDENTIALITY, NON-SOLICIT AND NON-COMPETE PROVISIONS.

     A.   UNITED HEALTHCARE'S PROPERTY.

          1. Executive shall promptly disclose to United HealthCare in writing all inventions, discoveries and works of authorship, whether or not patentable or copyrightable, which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group or entity, whether during the normal hours of employment at United HealthCare or on Executive's own time, during the term of this Agreement. Executive assigns all rights to all such inventions and works of authorship to United HealthCare. Executive shall give United HealthCare any the assistance it reasonably requires in order for United HealthCare to perfect, protect, and use its rights to inventions and works of authorship.

          This provision shall not apply to an invention for which no equipment, supplies, facility or trade secret information of United HealthCare was used and which was developed entirely on the Executive's own time and which (1) does not relate to the business of United HealthCare or to United HealthCare's anticipated research or development, or (2) does not result from any work performed by the Executive for United HealthCare.

          2. Executive shall not remove any records, documents, or any other tangible items (excluding Executive's personal property) from the premises of United HealthCare in either original or duplicate form, except as is needed in the ordinary course of conducting business for United HealthCare.

          3. Executive shall immediately deliver to United HealthCare, upon termination of employment with United HealthCare, or at any other time upon United HealthCare's request, any property, records, documents, and other tangible items (excluding Executive's personal property) in Executive's possession or control, including data incorporated in word processing, computer and other data storage media, and all copies of such

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          records, documents and information, including all Confidential
          Information, as defined below.

     B. CONFIDENTIAL INFORMATION. During the course of his employment Executive has and will develop, become aware of and accumulate expertise, knowledge and information regarding United HealthCare's organization, strategies, business and operations and United HealthCare's past, current or potential customers and suppliers. United HealthCare considers such expertise, knowledge and information to be valuable, confidential and proprietary and it shall be considered Confidential Information for purposes of this Agreement. During this Agreement and at all times thereafter Executive shall not use such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of Executive's duties for United HealthCare or as has been expressly permitted in writing by United HealthCare.

    C. NON-SOLICITATION. During (i) the term of this Agreement, (ii) any period for which Executive is receiving payments under Section 3C of this Agreement, (iii) any period following the termination or expiration of this Agreement during which Executive remains employed by United HealthCare and (iv) for a period of one year after the last day of the latest of any period described in (i),
          (ii) or (iii), Executive shall not (y) directly or indirectly attempt to hire away any then-current employee of United HealthCare or a subsidiary of United HealthCare or to persuade any such employee to leave employment with United HealthCare, or (z) directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business of any person, partnership, company or corporation with whom United HealthCare (including any subsidiary or affiliated company in which United HealthCare has a more than 20% equity interest) has established or is actively seeking to establish a business or customer relationship.

     D. NON-COMPETITION. During (i) the term of this Agreement, (ii) any period for which Executive is receiving payments under Section 3C of this Agreement, and (iii) any period following the termination or expiration of this Agreement during which Executive remains employed by United HealthCare, Executive shall not, without United HealthCare's prior written consent, engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership or other business entity, in any business in which United HealthCare (including any subsidiary or affiliated company in which United HealthCare has a more than 20% equity interest) is engaged. In the event that Executive elects to terminate Executive's employment pursuant to Section 3B3, United HealthCare may elect to have the provisions of this Section 4D be in effect for one year following the effective date of such resignation if during that one year period United HealthCare pays Executive biweekly payments equal to 1/26 of the Severance Compensation and if United HealthCare agrees to continue to vest Executive's Uunvested stock options in accordance with Section 3C3 hereof. United

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          HealthCare must send written notice of such election within 10 days after it receives written notice of the termination of employment.

5.   MISCELLANEOUS.

     A. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns, but may not be assigned by either party without the prior written consent of the other party, except that United HealthCare in its sole discretion may assign this Agreement to an entity controlled by United HealthCare at the time of the assignment. If United HealthCare subsequently loses or gives up control of the entity to which this Agreement is assigned, such entity shall become United HealthCare for all purposes under this Agreement, beginning on the date on which United HealthCare loses or gives up control of the entity. Any successor to United HealthCare shall be deemed to be United HealthCare for all purposes of this Agreement.

     B. NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth below or at such other address as may have been furnished by proper notice.

               United HealthCare:  300 Opus Center
                                   9900 Bren Road East
                                   Minnetonka, MN 55343
                                   Attn: Vice President Human Resources

               Executive:          Travers H. Wills
                                   9801 Blandford Road
                                   Orlando, FL  32827

     C. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended or modified only by a subsequent written amendment executed by the parties. This Agreement replaces and supersedes any and all prior employment or employment related agreements and understandings, including any letters or memos which may have been construed as agreements, between the Executive and United HealthCare or any of its subsidiaries and affiliated companies.

     D. CHOICE OF LAW. This Agreement shall be construed and interpreted under the applicable laws and decisions of the State of Minnesota.

     E. WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver;


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     nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

     F. ADEQUACY OF CONSIDERATION. Executive acknowledges and agrees that he/she has received adequate consideration from United HealthCare to enter into this Agreement.

     G. DISPUTE RESOLUTION AND REMEDIES. Any dispute arising between the parties relating to this Agreement or to Executive's employment by United HealthCare shall be resolved by binding arbitration pursuant to the Rules of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date one party first gave written notice of the dispute to the other party. The arbitrators shall not ignore or vary the terms of this Agreement and shall be bound by and apply controlling law, but may not in any case award any punitive or exemplary damages. The parties acknowledge that Executive's failure to comply with the Confidentiality, Non-Solicit and Non-Compete provisions of this Agreement will cause immediate and irreparable injury to United HealthCare and that therefore the arbitrators, or a court of competent jurisdiction if an arbitration panel cannot be immediately convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply.

     H. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer or be deemed or construed to confer any rights or benefits upon any person other than the parties.


     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.


UNITED HEALTHCARE CORPORATION

By   /s/ William W. McGuire              /s/ Travers H. Wills
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                                        Executive
Date December 18, 1997                  Date /s/ December 18, 1997
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